COMMONWEALTH OF VIRGINIA STATE CORPORATION COMMISSION	0403 1 0205
AT RICHMOND, MARCH 4, 2004
APPLICATION OF
DELMARVA POWER & LIGHT COMPANY	CASE NO. PUE-2OO4-00007
For authority to borrow up to $275 million in short-term debt and for continued participation in the Pepco Holdings System Money Pool
ORDER GRANTING AUTHORITY

          On February 9, 2004, Delmarva Power & Light Company ("Delmarva", or "Applicant") filed an application with the State Corporation Commission ("Commission") under Chapters 3 and 4 of Title 56 of the Code of Virginia requesting authority to incur short-term debt up to $275,000,000 and for continued participation in the Pepco Holdings System Money Pool ("Money Pool"). The amount of short-term debt proposed in this application is in excess of twelve percent of total capitalization as defined in § 56-65.1 of the Code of Virginia. Applicant has paid the requisite fee of $250.

          Applicant requests authority to borrow short-term debt up to $275,000,000 through March 31, 2006. Applicant requests authority to borrow either directly from the capital markets or through the Money Pool which is currently being administered by PHI Services Company, a wholly owned subsidiary of Pepco Holdings, Inc. ("PHI"), a registered holding company under the Public Utility Holding Company Act of 1935 ("PUHCA"). Applicant intends to issue short-term debt through its commercial paper program, borrowings under credit agreements entered into, or other forms of short-term debt.

          Delmarva also requests authority to invest excess cash in the Money Pool. Delmarva states it has adopted a policy to limit its investment in the Money Pool to a maximum of $25,000,000 at any one time. All investments by Money Pool participants, including Delmarva, are guaranteed by PHI. Delmarva states that PHI has substantial liquidity supporting this

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guarantee. PHI has committed credit facilities from major lenders totaling $700,000,000 to support its guarantee. As of December 31, 2003, the entire commitment was undrawn and available to PHI. PHI is rated investment grade by Moody's Investors Services, Standard and Poor's, and Fitch Investment Services, nationally recognized rating agencies. Delmarva states it will only borrow from the Money Pool when it is advantageous to do so. Applicant states that such direct and affiliate borrowings were most recently authorized in Case No PUF-2002-00003 by Commission Orders dated February 26, 2002, and September 6, 2002. Interest rates will vary depending on market conditions.

          Applicant states that the short-term borrowings will be used to meet temporary working capital requirements and as interim or bridge financing for long-term capital requirements and for other proper corporate purposes.

          THE COMMISSION, upon consideration of the application and having been advised by its Staff, is of the opinion and finds that approval of the application, subject to the modifications herein, will not be detrimental to the public interest.

          The Commission notes that participants in the Money Pool include both regulated utilities and non-utility participants. The non-utility participants likely have less certain revenues and more business risk than rate regulated participants. Such risks increase the likelihood of bankruptcy by those participants. In the event of bankruptcy by one of the non-utility participants, Delmarva's investment in the Money Pool may be lost. Delmarva has proposed safeguards that can insulate its exposure to this additional risk. Delmarva's parent, PHI, through the Money Pool Agreement, has guaranteed all Delmarva deposits in the Money Pool. PHI maintains substantial independent committed lines of credit to support this guarantee. Delmarva has also instituted Short-Term Investment Guidelines that limit Delmarva's investment in the Money Pool to no more than $25,000,000 at anyone time. We find these two safeguards to be sufficient in this case to protect Delmarva's short-term investments in the Money Pool from the risks associated with unregulated affiliates.

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          Additionally, the Commission is aware that Securities and Exchange Commission ("SEC") authority for the Money Pool expires before the requested authorization period in this case. We will require that Delmarva file with the Division of Economics and Finance copies of any Form U-1 or Form U-1A it may file with the SEC. The Commission is also aware of the on-going debate over the possible repeal or amendment of PUHCA. Therefore, authority granted herein is subject to PUHCA remaining materially unaltered. We also find that the authority granted in Case No. PUF-2002-00003 should be terminated and superceded by the approval granted herein.

Accordingly, IT IS ORDERED THAT:
1) The authority granted in Case No. PUF 2002-00003 is hereby terminated and superceded by the authority granted herein.

          2)          Applicant is hereby authorized to incur short-term indebtedness in excess of twelve percent of total capitalization in an aggregate amount not to exceed $275,000,000 at any one time from the date of this order through March 31, 2006, for the purposes and under the terms and conditions set forth in the application, and subject to the condition detailed herein. Such indebtedness may be incurred either through the Pepco Holdings System Money Pool or directly through the capital or credit markets.

          3)          Applicant is authorized to invest temporary excess cash up to $25,000,000 in the Pepco Holdings System Money Pool from the date of this order through March 31, 2006, under the terms and conditions and for the purposes set forth in the application, subject to modifications detailed herein.

          4)          As a condition of the authority granted in this proceeding, in the event that PUHCA is repealed or materially amended before March 31, 2006: (a) within thirty days after . PUHCA is repealed or materially amended, Delmarva shall file an application with the Commission to continue the authority granted in this proceeding; and (b) the authority granted in this proceeding shall expire ninety (90) days after PUHCA is repealed or materially amended unless otherwise ordered by the Commission. .

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          5)          Applicant shall seek subsequent approval from the Commission if the terms and conditions of the Pepco System Money Pool Agreement approved herein should change, or if PHI's $700,000,000 committed credit facility is ever reduced.

6) Approval of this application does not preclude the Commission from exercising the provision of §§ 56-78 and 56-80 of the Code of Virginia hereafter.
7) The Commission reserves the authority to examine the books and records of any affiliate in connection with the approval granted herein whether or not the Commission regulates such affiliate.
8) Approval of this application shall have no implications for ratemaking purposes.
9) Applicant shall file semi-annual reports of action on or before August 30, 2004, March 1,2005, August 30, 2005, and March 2, 2006, for the preceding semi-annual period to include:

a)          schedules showing (1) monthly Pepco Holdings System Money Pool balances for each participant including beginning balance for the month, ending balance for the month, and net activity for the month; (2) the Pepco Holdings System Money Pool interest rate for each month and an explanation of how the rate is calculated; (3) an average comparable external borrowing or lending rate for each month; and (4) each type of allocated fee, and an explanation of how the fees were allocated; and

b) monthly schedules of the participating companies' average borrowings (balances and rates) through any short-term debt instrument other than the Pepco Holdings System Money Pool.
10) This matter shall be continued, subject to the continuing review, audit, and appropriate directive of the Commission.

          AN ATTESTED COPY hereof shall be sent by the Clerk of the Commission to: Randall V. Griffith, Associate General Counsel, Delmarva Power & Light Company; 800 King Street, P.O. Box 231, Wilmington, Delaware 19899; Donna J. Kinzel, Assistant Treasurer, Delmarva

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Power & Light Company, 800 King Street, P.O. Box 231, Wilmington, Delaware 19899; and to the Commission's Division of Economics and Finance.
/s/ JOEL H. PECK Clerk of the State Corporation Commission
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